CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Thursday, March 9, 2023

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB), which operates through its wholly-owned subsidiary Hamilton Beach Brands, Inc., today announced results for the fourth quarter and full year 2022.

Highlights
•Q4 2022 revenue of $196.2 million was nearly flat to Q4 2021, as increased revenue in the global commercial, U.S. and Mexican consumer markets was offset by decreased revenue in the Latin American and Canadian markets
•Q4 2022 operating profit was $11.3 million compared to $17.9 million in Q4 2021, reflecting short-term gross profit margin contraction, primarily due to holiday promotions, partially offset by lower SG&A expense
•Full-year 2022 revenue of $640.9 million, the second highest in the history of Hamilton Beach Brands, compared to a record $658.4 million in 2021
•Full-year 2022 operating profit was $38.8 million, including a $10.0 million insurance recovery, compared to $31.5 million in 2021
•The Company effectively managed elevated inventory levels during the year and significantly reduced inventory and debt in Q4 2022
•Demand for small kitchen appliances in 2023 is expected to decrease moderately compared to 2022, especially in the first half of the year, as consumers continue to calibrate spending in response to inflation and economic concerns
•For the full year 2023, Hamilton Beach Brands expects total revenue to be flat to 2022 and operating profit to increase, excluding the insurance recovery in 2022

Fourth Quarter 2022 Compared to Fourth Quarter 2021
Total revenue of $196.2 million compared to $197.8 million in the fourth quarter of 2021. Lower unit volume was offset by higher prices and a favorable product mix. Revenue increased in the global commercial market and in the U.S. and Mexican consumer markets, while revenue decreased in the Latin American and Canadian consumer markets. Consumer revenue overall was below expectations due to softer than anticipated consumer pull-through and retailer reorders during the holiday selling season.
In the global commercial market, revenue increased $6.0 million, or 57.1%. This growth reflects a continued strong rebound in the food service and hospitality industries from pandemic-driven demand softness as well as the Company's new products, line extensions and sales initiatives. In the premium market, revenue increased 14.5%. Revenue in the ecommerce channel accounted for 44.9% of total revenue and increased 0.4%.
Gross profit was $34.1 million compared to $43.1 million. Gross profit margin was 17.4% compared to 21.8%. This short-term contraction was primarily due to holiday promotions offered in response to soft consumer consumption trends and other efforts to reduce inventory levels.
Selling, general and administrative expenses decreased to $22.8 million compared to $25.1 million, primarily due to lower environmental expense and lower expenses for temporary workers and outside services.
Operating profit was $11.3 million compared to $17.9 million.
Interest expense, net increased by $0.9 million to $1.7 million, due primarily to rising interest rates, as well as increased average borrowings outstanding under the Company's revolving credit facility.
Net income was $7.1 million, or $0.51 per diluted share, compared to net income of $12.6 million, or $0.90 per diluted share.

Full Year 2022 Compared to Full Year 2021
Total revenue of $640.9 million, the second highest in the history of Hamilton Beach Brands, decreased 2.6% compared to a record $658.4 million in 2021. Revenue in the global commercial market increased $20.5 million, or 50.0% and partially offset lower revenue in the Company's consumer markets.
The Company continued to make progress with its strategic initiatives in 2022. Revenue in the global commercial market accounted for 9.6% of total revenue. Revenue in the premium market increased 15.7% and accounted for 15.3% of total revenue. Revenue in the ecommerce channel accounted for 38.0% of total revenue and increased 2.8%.
Gross profit was $129.1 million compared to $136.5 million. Gross profit margin was 20.1% compared to 20.7%. Price increases implemented during 2022 partially offset higher costs.
Selling, general and administrative expenses were $90.1 million compared to $104.8 million. This change primarily reflected a $10.0 million insurance recovery recognized in the first quarter of 2022, a decrease in outside services, and the absence of incremental expense incurred in 2021 to relocate the Company's U.S. distribution center to a new facility.
Operating profit was $38.8 million compared to $31.5 million, including the $10.0 million insurance recovery.
Interest expense, net increased by $1.7 million, to $4.6 million, due primarily to rising interest rates, as well as increased average borrowings outstanding under the Company's revolving credit facility.
The effective tax rate was 22.1% compared to 26.4%. The current year amount reflected the favorable impact of reversing interest and penalties on unrecognized tax benefits that were included in the prior year. The reversal was due to a change in the Company's position on an unresolved tax matter related to the Company's Mexican subsidiaries.
Net income was $25.3 million, or $1.81 per diluted share, compared to net income of $21.3 million, or $1.53 per diluted share.

Cash Flow and Debt
For the year ended December 31, 2022, net cash used for operating activities was $3.4 million compared to cash provided by operating activities of $17.9 million in 2021, primarily due to net working capital, which was a use of cash of $39.0 million in 2022 compared to a use of cash of $1.5 million in 2021. In 2022, trade receivables provided net cash of $4.5 million compared to net cash provided of $27.6 million in the prior year, due to the timing of collections. Net cash used for inventory and accounts payable combined was $43.5 million in 2022 compared to $29.1 million in 2021. During the year, the Company effectively managed inventory levels that were elevated due to supply chain disruptions early in 2022 and significantly reduced inventory and debt during the fourth quarter. Cash inflow from decreased inventory was offset by a larger cash outflow related to accounts payable due to timing of payments.
Capital expenditures for 2022 decreased to $2.3 million compared to $11.8 million in 2021, primarily due to capital spending for the Company's new distribution center in 2021 that did not recur.
At December 31, 2022, net debt, or debt minus cash and cash equivalents, was $110.0 million compared to $95.7 million at December 31, 2021, due to higher net working capital, and compared to $144.5 million at September 30, 2022.

Dividend and Share Repurchases
During 2022, the Company returned value to shareholders by paying $5.8 million in dividends and repurchasing 261,049 shares of its Class A common stock at prevailing market prices for an aggregate purchase price of $3.0 million.

Outlook
In 2023, the retail marketplace remains uncertain, as consumers continue to adjust spending patterns in response to inflation and economic concerns. Demand for small kitchen appliances (SKA) is expected to be moderately softer than in 2022, especially in the first half of the year. Visibility regarding the potential degree of softness is limited at this time. Industry demand may be helped in part by consumers continuing to focus on a home-centric lifestyle. Home-centric consumers cook more, many product categories are considered essential, and increased product use creates a need for replacements and upgrades. The SKA industry historically has been resilient during times of economic downturn.
For the full year 2023, the Company expects its total revenue to be flat to 2022. In the first half of 2023, due to an expected continuation of soft consumer consumption trends, the Company has taken a more conservative view and expects a moderate decrease in revenue compared to the first half of 2022. In the second half of 2023, the Company expects to benefit from continued progress with its strategic initiatives and is optimistic about its new product offerings and potential placements for the holiday selling season, and expects revenue to increase modestly compared to the second half of 2022.
Operating profit for the full year 2023 is expected to increase compared to 2022, excluding the $10.0 million insurance recovery. In 2023, the Company expects gross profit margin expansion and moderately higher SG&A expense, mostly due to increased employee-related costs and some investment in new products advertising. Product costs for small kitchen appliances and transportation expenses have been moderating as many of the supply chain challenges of the past few years have subsided. The Company is working with its retail partners on appropriate rollbacks of previous price increases in ways that will keep Hamilton Beach Brands competitive while also protecting margins. The Company expects gross profit margin to return to its historical range as the first half of 2023 unfolds, following a short-term contraction in the fourth quarter of 2022. The Company continues to focus on driving efficiencies and value improvement across the enterprise.
Interest expense in 2023 is expected to increase compared to 2022, mostly due to higher rates. Capital expenditures in 2023 are expected to be $4 million to $5 million. Cash flow before financing in 2023 is expected to increase significantly compared to 2022 as a result of improvements in net working capital. The Company's outlook could change if consumer demand or retailer replenishment orders are softer than currently expected.

The Company has many competitive advantages that position it for a solid performance in 2023. Its diversified brand and product portfolio provides numerous offerings to value-tier consumers and includes the opportunity to capture potential trade-down during times of economic downturn. Its premium products also provide exposure to high-income consumers, whose buying patterns are not as influenced by price considerations. The Company also expects to benefit from its growing participation in the global commercial market, which is expected to continue to rebound strongly from pandemic-driven demand softness. The Company expects continued progress with its strategic initiatives to drive revenue growth, expand operating margin and generate strong cash flow over time. The initiatives are focused on increasing sales of innovative, higher priced, higher margin products in the Company's core North American market. In addition to commercial products, focus areas include the premium and home health and wellness markets. The Company is also focused on driving growth of its flagship brands, Hamilton Beach® and Proctor Silex®, accelerating its digital transformation, and leveraging partnerships and acquisitions. Following is a brief summary of each initiative.
Drive Core Growth: This initiative is focused on driving the growth of the Company's flagship Hamilton Beach® and Proctor Silex® brands, including key category and channel strategies. Both brands have a long history of consumer trust, based on quality, durability and innovative solutions. In 2022, product development teams delivered 40 new consumer product platforms in high-demand categories. New products are supported by digital marketing, social media advertising and influencer marketing. Hamilton Beach® continues to be the #1 small kitchen appliance brand in the USA based on units sold. The Company continues to reposition its Proctor Silex® brand as "Simply Better." After converting several direct markets to licensing partnerships beginning in 2021, the Company continues to build out licensing partnerships globally.
Gain Share in the Premium Market: The Company continues to develop, license and acquire brands to increase its participation in the premium market. New products and digital marketing support underpin the strategy to grow this business. The Bartesian® line of premium cocktail machines continues to grow; in 2022, the team launched new duet and commercial models. The CHI® brand continues to grow in sales and share of the garment care category and has established itself as a leading premium brand. The Hamilton Beach Professional® and Weston® brands continue to resonate strongly with consumers within the niches they serve. The Wolf Gourmet® brand continues to generate steady sales within the luxury market. In early 2023, Hamilton Beach Brands announced an agreement to provide the next generation of specialty appliances for use with Numilk® powdered ingredients to create a variety of nondairy products in consumer homes and in commercial establishments. Hamilton Beach Brands and Numilk are in the product design and engineering phase and expect to launch the new appliances in early 2024.
Lead in the Global Commercial Market: This initiative is focused on securing new business and increasing sales with existing customers that operate in the food service and hospitality industries throughout the world. Continuing to develop products that create a competitive advantage in the Company's core blending and mixing categories, as well as expanding into new categories organically, is the cornerstone of the strategy. The Company is also investing in longer term strategies such as ecommerce, digital marketing, the expansion of international markets, and driving new category and channel growth. Identifying strategic partnership opportunities in this market is also a key focus.
Expand in Home Health and Wellness: The Company has taken many steps to introduce new products in the air purification, water filtration and home medical categories, as it aims to achieve meaningful dollar and share participation in the large and fast-growing home health and wellness market over time. These include trademark licensing agreements with The Clorox Company and Brita LP. Six CloroxTM True HEPA air purifiers and replacement filters were launched in 2022 including models that work with Alexa®. In addition to tabletop, medium room and large room sizes, an extra-large room model is planned for 2023. The Brita HubTM countertop electric water filtration appliance was launched in early 2023, creating a new category. The Smart Sharps BinTM from Hamilton Beach Health® powered by HealthBeacon® for at-home injection care management was introduced in the U.S. in March 2022. The system is FSA, HSA, Medicare and Medicaid eligible. New agreements with specialty pharmacies are expected to drive sales in 2023.

Accelerate Digital Transformation: The Company has a well-developed ecommerce capability and continues its investments to gain share in ecommerce markets for consumer and commercial products. The Company collaborates closely with omnichannel and online-only retail customers to leverage the fast-paced changes in the ecommerce channel and increase awareness and sell-through of its products. The Company focuses on robust digital marketing that includes online product content, search optimization and advertising, attracting favorable reviews and strong star ratings, and social media strategies. The Company's consumer products earned an average 4.3-star rating in 2022 and five of its 10 brands were rated 4.5 stars or higher.The Company's new U.S. distribution center includes a state-of-the art capability to ship small packages directly to consumers in partnership with retail customers.
Leverage Partnerships and Acquisitions: This initiative is focused on identifying and securing businesses with a strategic fit to the Company's portfolio. Hamilton Beach Brands is actively engaged in the pursuit of additional trademark licensing agreements, strategic alliances and acquisitions that would drive growth in all of its markets.

Conference Call
The Company will conduct an earnings conference call and webcast on Friday, March 10, 2023, at 9:30 a.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 647-362-9199. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc., a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, TrueAir®, and Hamilton Beach Health®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market and distribute Bartesian® premium cocktail delivery machines, the Smart Sharps BinTM from Hamilton Beach Health® powered by HealthBeacon®, and specialty appliances to create Numilk® nondairy fresh milk on demand. For more information about Hamilton Beach Brands Holding Company, visit hamiltonbeachbrands.com.

Forward-Looking Statements
    The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the Company’s ability to source and ship products to meet anticipated demand, (2) the Company’s ability to successfully manage constraints throughout the global transportation supply chain, (3) uncertain or unfavorable global economic conditions, including those resulting from the COVID-19 pandemic and its downstream impacts and the ongoing conflict in Ukraine; (4) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (5) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (6) bankruptcy of or loss of major retail customers or suppliers, (7) changes in costs, including transportation costs, of sourced products, (8) delays in delivery of sourced products, (9) changes in or unavailability of quality or cost effective suppliers, (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products, (11) the impact of tariffs on customer purchasing patterns, (12) product liability, regulatory actions or other litigation, warranty claims or returns of products, (13) customer acceptance of, changes in costs of, or delays in the development of new products, (14) increased competition, including consolidation within the industry, (15) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company's products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (17) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Furthermore, the future impact of unfavorable economic conditions, including inflation, rising interest rates, availability of capital markets, consumer spending rates, negative impacts resulting from the COVID-19 pandemic and its downstream impacts and the ongoing conflict in Ukraine remain uncertain. In uncertain economic environments, the Company cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on its business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2022	2021	2022	2021
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$196,248	$197,750	$640,949	$658,394
Cost of sales	162,186	154,608	511,835	521,892
Gross profit	34,062	43,142	129,114	136,502
Selling, general and administrative expenses	22,759	25,149	90,120	104,763
Amortization of intangible assets	50	50	200	200
Operating profit (loss)	11,253	17,943	38,794	31,539
Interest expense, net	1,700	774	4,589	2,854
Other expense (income), net	130	(93)	1,776	(272)
Income (loss) from continuing operations before income taxes	9,423	17,262	32,429	28,957
Income tax expense (benefit)	2,325	4,624	7,162	7,651
Net income (loss) from continuing operations	7,098	12,638	25,267	21,306
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income (loss)	$7,098	$12,638	$25,267	$21,306

Basic earnings (loss) per share:
Continuing operations	$0.51	$0.91	$1.81	$1.54
Discontinued operations	—	—	—	—
Basic earnings (loss) per share	$0.51	$0.91	$1.81	$1.54

Diluted earnings (loss) per share:
Continuing operations	$0.51	$0.90	$1.81	$1.53
Discontinued operations	—	—	—	—
Diluted earnings (loss) per share	$0.51	$0.90	$1.81	$1.53

Basic weighted average shares outstanding	13,882	13,904	13,970	13,880
Diluted weighted average shares outstanding	13,904	14,057	13,996	13,930

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31 2022	DECEMBER 31 2021
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$928	$1,125
Trade receivables, net	115,135	119,580
Inventory	156,038	183,382
Prepaid expenses and other current assets	12,643	14,273
Total current assets	284,744	318,360
Property, plant and equipment, net	27,830	30,485
Right-of-use lease assets	44,000	—
Goodwill	6,253	6,253
Other intangible assets, net	1,492	1,692
Deferred tax assets	3,117	4,006
Deferred costs	14,348	18,703
Other non-current assets	7,166	3,005
Total assets	$388,950	$382,504
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$61,759	$131,912
Accrued compensation	11,310	11,719
Accrued product returns	6,474	6,429
Lease liabilities	5,875	—
Other current liabilities	16,150	14,116
Total current liabilities	101,568	164,176
Revolving credit agreements	110,895	96,837
Lease liabilities, non-current	46,801	—
Other long-term liabilities	5,152	19,212
Total liabilities	264,416	280,225
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 10,663 and 10,267 shares issued as of December 31, 2022 and 2021, respectively	107	103
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 3,844 and 4,000 shares issued as of December 31, 2022 and 2021, respectively	38	40
Capital in excess of par value	65,008	61,586
Treasury stock	(8,939)	(5,960)
Retained earnings	80,238	60,753
Accumulated other comprehensive loss	(11,918)	(14,243)
Total stockholders’ equity	124,534	102,279
Total liabilities and stockholders' equity	$388,950	$382,504

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	YEAR ENDED DECEMBER 31
	2022	2021	2020
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$25,267	$21,306	$24,067
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation and amortization	4,883	4,913	3,907
Deferred income taxes	372	2,110	(1,431)
Stock compensation expense	3,424	3,237	3,978
Brazil foreign currency loss	2,085	—	—
Other	(129)	1,025	2,055
Net changes in operating assets and liabilities:
Affiliate payable	—	(505)	9
Trade receivables	4,532	27,631	(41,314)
Inventory	26,399	(9,077)	(65,808)
Other assets	6,274	(4,729)	(550)
Accounts payable	(69,911)	(20,037)	40,215
Other liabilities	(6,614)	(8,017)	6,938
Net cash provided (used for) by operating activities from continuing operations	(3,418)	17,857	(27,934)
Investing activities
Expenditures for property, plant and equipment	(2,279)	(11,844)	(3,312)
Other	—	—	(500)
Net cash (used for) provided by investing activities from continuing operations	(2,279)	(11,844)	(3,812)
Financing activities
Net additions (reductions) to revolving credit agreements	14,383	(1,550)	39,761
Purchase of treasury stock	(2,979)	—	—
Cash dividends paid	(5,782)	(5,468)	(5,053)
Financing fees paid	(47)	(114)	(528)
Other financing	—	(134)	—
Net cash (used for) provided by financing activities from continuing operations	5,575	(7,266)	34,180
Cash flows from discontinued operations
Net cash provided by (used for) operating activities from discontinued operations	—	—	(6,193)
Net cash provided by (used for) investing activities from discontinued operations	—	—	6
Cash (used for) provided by discontinued operations	—	—	(6,187)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(123)	(33)	25
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	(245)	(1,286)	2,459
Increase (decrease) for the year from discontinued operations	—	—	(6,187)
Balance at the beginning of the year	2,150	3,436	7,164
Balance at the end of the year	$1,905	$2,150	$3,436
Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$928	$1,125	$2,415
Restricted cash included in prepaid expenses and other current assets	62	48	208
Restricted cash included in other non-current assets	915	977	813
Total cash, cash equivalents, and restricted cash	$1,905	$2,150	$3,436